UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Stratus Properties Inc.

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NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.
212 Lavaca St., Suite 300
Austin, Texas 78701

STRATUS PROPERTIES SETS THE RECORD STRAIGHT ON MISLEADING STATEMENTS AND PERSONAL ATTACKS MADE BY OASIS

Oasis’ Letter to Shareholders Fails to Refute Its Tax Problem

Stratus Urges Shareholders to See Through Oasis Distortions and Vote on the WHITE Proxy Card

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AUSTIN, TX, May 18, 2021 - Stratus Properties Inc. (NASDAQ: STRS) (“Stratus” or the “Company”) today issued the following letter to shareholders on behalf of Stratus’ Chairman, President and Chief Executive Officer, William (“Beau”) Armstrong III, in response to a letter recently issued by Oasis Management Ltd. (“Oasis”).

Dear fellow Stratus shareholders,

We write to you to once again encourage you to vote for our highly-qualified director nominees on the WHITE Proxy Card and to address the false and misleading information recently circulated by Oasis, the offshore activist hedge fund waging a needless proxy contest designed to thwart the Stratus Board’s pending evaluation of a potential conversion to a real estate investment trust (“REIT”).

Oasis sent to shareholders a five-page letter filled with unfounded personal attacks and misleading statements. At no point in any of its over 2,000 words did this attack contain any alternative, value-creating plan to our proven strategy or refute our belief that Oasis is motivated by an agenda fundamentally at odds with our U.S. shareholders. We have no intention of dignifying every falsehood and distortion point by point, but want shareholders to recognize a few things revealed by the Oasis letter:

Oasis does not dispute that it is motivated by its unique tax status, because it can’t:

Oasis did not refute our analysis of Oasis’ tax problem, which we believe is at the heart of its     motivation for waging this fight. This cannot be a simple oversight in an otherwise lengthy rebuttal. Don’t be distracted or misled. Oasis wants disproportionate influence on Stratus’ Board because it does not want Stratus to convert to a REIT due to Oasis’ unique tax issue. It appears that, unlike our U.S. shareholders, as a foreign investor, Oasis would be subject to a 30% withholding tax if Stratus were to convert to a REIT.

Recognizing that we have correctly identified how Oasis’ interests differ from those of our other shareholders, Oasis has taken the time-tested tactic of trying to change the subject. Oasis doesn’t care if a conversion would significantly benefit you, our U.S. shareholders, because a conversion would be bad for Oasis – and we are afraid that Oasis is the only shareholder its hand-picked nominees will be looking out for.

Oasis has revealed a deep ignorance of how REIT businesses work:

The Oasis letter and other campaign materials demonstrate a deep ignorance of how REITs work and how they create value for shareholders.

For example, Oasis is critical of Stratus’ latest development project, Holden Hills, claiming that it “conflicts with Stratus’ proposed REIT strategy.” While the Board has not yet concluded its review of a potential REIT conversion, we are confident that Holden Hills would fit well within a taxable REIT subsidiary (TRS) structure, as it would offer a mix of properties both “for lease” and “for sale,” both of which could produce meaningful income.

Oasis claims that Stratus’ strategy is unclear, but it is Oasis’ own letter and strategy that are incoherent:

On one page, Oasis complains that Stratus has not sold more properties, and on the next page, Oasis’ nominee, Ella Benson, touts her decision to vote against the previously proposed $275 million sale of Block 21 (when Ms. Benson was on our Board). Which one is it?

Oasis pretends that it can’t understand Stratus’ strategy, so we will repeat what we have said many times before: Stratus leverages its deep understanding of Texas markets to generate strong returns for shareholders by acquiring and developing unique, high-quality properties and then either monetizing or leasing and holding those properties depending on market conditions.

Oasis has not one word to say about its own plan to generate value for Stratus shareholders, which isn’t surprising because its primary concern is stopping any potential REIT conversion for its own selfish reasons, and secondarily either acquiring Stratus for itself at a lowball price, or forcing a fire sale of our valuable properties without regard for the proper timing and market conditions.

Oasis misrepresents Stratus’ strong share price performance by focusing on recent suspicious trading activity:

It appears that Oasis is hoping that if they sling enough mud, shareholders will forget the considerable value this Board and management team have created, including TSR that has outperformed peers and relevant benchmarks over the past 10 years and compounded shareholders’ investment at 10.2% per year, through April 30, 2021.1

Now, in its letter, Oasis is trying to capitalize on an odd dislocation in Stratus’ share price over just the past two weeks. In the five days ended May 10, our stock dropped more than during any five-day period since our IPO in 1992, except for one week during the Great Financial Crisis and once during the early days of the COVID pandemic. There were no press releases, SEC filings or other announcements by Stratus prior to our earnings release after market close on May 10, nor was there any other news that would explain this trading activity. Based on our preliminary analysis, it appears that a series of small volume trades, approximately $690,000 on daily average, drove down the share price. We are actively investigating this suspicious trading activity.

1 Source: FactSet and S&P Global (for Dow Jones US Real Estate Index). Data as of April 30, 2021.

Lacking substantive ideas, Oasis can only resort to meritless personal attacks:

Oasis’ criticism of Jim Leslie, one of our director nominees, is false and deceptive. As an example, Oasis has now twice deliberately and falsely impugned Mr. Leslie’s reputation by purporting to quote remarks by the city manager of Hutto, Texas.

Oasis deliberately fails to note that the City retracted its insult and paid $630,000 to Mr. Leslie’s company, Wolverine Interests, to settle the lawsuit. In fact, the City of Hutto issued a press release noting: “Both parties acknowledge statements were made that inaccurately described the character of the City Manager and other parties involved as part of a legal strategy regarding the contract matter.”

Oasis claims to care about Board representation with deep and diverse experience in the real estate industry, and also claims to want fresh perspectives on the Board, yet bitterly attacks Neville Rhone, Jr., an extremely qualified diverse nominee who has deep real estate experience and was appointed to the Board last year after the nominating committee and Board engaged in an extensive search process during which they considered more than 40 candidates.

Indeed, Ms. Ella Benson, one of the two Oasis nominees, directly criticizes the highly experienced Mr. Rhone for not having previously served on a public company board, which we find especially ironic since 35-year old Ms. Benson’s only experience with a public board was three years on the Stratus Board before her abrupt resignation last year.

The Annual Meeting is less than three weeks away. We urge all shareholders to please vote today on the WHITE Proxy Card “FOR” both our highly-qualified director nominees, Messrs. Leslie and Rhone, and “FOR” the shareholder proposal to appoint an additional director, Laurie Dotter, to the Stratus Board.

Sincerely,

Beau Armstrong
Chairman, President and CEO

Your Vote Is Important, No Matter How Many or How Few Shares You Own.

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED
Shareholders Call Toll-Free: (877) 456-3442
Banks and Brokers Call Collect: (212) 750-5833

IMPORTANT
We urge you NOT to sign any proxy card sent to you by Oasis.
If you have already done so, you have every legal right to change your vote by using the WHITE proxy card to vote TODAY — by telephone, by Internet, or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

About Stratus Properties Inc.

Stratus is a diversified real estate company engaged primarily in the acquisition, entitlement, development, management, and sale of commercial, and multi-family and single-family residential real estate properties, real estate leasing, and the operation of hotel and entertainment businesses located in the Austin, Texas area and other select, fast-growing markets in Texas.

Investor Contact

William H. Armstrong III
512-478-5788

Media Contacts

Sydney Isaacs / Jeremy Jacobs
Abernathy MacGregor
713-817-9346 / 212-371-5999
SRI@abmac.com / JRJ@abmac.com

Forward-Looking Statements

This press release contains forward-looking statements in which Stratus discusses factors it believes may affect its future performance. Forward-looking statements are all statements other than statements of historical fact. The words “anticipates,” “may,” “can,” “could,” “plans,” “believes,” “potential,” “possible,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions are intended to identify those assertions as forward-looking statements. Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, expected, projected or assumed in the forward- looking statements. Important factors that can cause Stratus’ actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, Stratus’ ability to continue to effectively develop and execute its strategy, the results of Stratus’ Board’s evaluation of a potential conversion to a REIT, the uncertain and ongoing impact of the COVID-19 pandemic, and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2020, filed with the U.S. Securities and Exchange Commission (SEC).

Investors are cautioned that many of the assumptions upon which Stratus' forward-looking statements are based are likely to change after the date the forward-looking statements are made. Further, Stratus may make changes to its business plans that could affect its results. Stratus cautions investors that it undertakes no obligation to update any forward-looking statements, which speak only as of the date made, notwithstanding any changes in its assumptions, business plans, actual experience, or other changes.

Important Information

Stratus has filed with the SEC a definitive proxy statement and associated WHITE proxy card in connection with the solicitation of proxies for the Company's 2021 Annual Meeting. Details concerning the nominees of the Company's Board of Directors for election at the 2021 Annual Meeting are included in the definitive proxy statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY'S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO, AND ASSOCIATED WHITE PROXY CARD, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and shareholders are able to obtain a copy of the definitive proxy statement and other relevant documents filed by the Company free of charge from the SEC's website, www.sec.gov. The Company's shareholders are also able to obtain, without charge, a copy of the definitive proxy statement and other relevant filed documents by directing a request by mail to Stratus Properties Inc. at 212 Lavaca Street, Suite 300, Austin, TX 78701, or by calling the Company’s proxy solicitor, Innisfree M&A Incorporated, toll-free at (877) 456-3442.
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A copy of this release is available on Stratus' website, stratusproperties.com.

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